EXHIBIT 4.1

THIRD AMENDMENT TO

DEFEASANCE TRUST AGREEMENT SERIES 2002-3

relating to

CITIBANK OMNI-S MASTER TRUST SERIES 2002-3

THIRD AMENDMENT TO DEFEASANCE TRUST AGREEMENT SERIES 2002-3, dated as of January 26, 2011 (this “Amendment”), by and among Citibank (South Dakota), National Association, a national banking association (as successor to Sears, Roebuck and Co.), as Servicer (the “Servicer”), Citi Omni-S Finance LLC, a Delaware limited liability company (as successor to SRFG, Inc.), as Seller (the “Seller”), The Bank of New York Mellon, a New York banking corporation (as successor to Bank One National Association (formerly The First National Bank of Chicago)), as Trustee (the “Trustee”) and as Securities Intermediary (the “Securities Intermediary”) and as Paying Agent (the “Paying Agent”).

WITNESSETH:

WHEREAS, the Citibank Omni-S Master Trust (formerly named the Sears Credit Account Master Trust II, the “Master Trust”) was formed pursuant to a Pooling and Servicing Agreement, dated as of July 31, 1994 (as amended and supplemented from time to time, the “Pooling and Servicing Agreement”) among the Seller, the Servicer and the Trustee.

WHEREAS, pursuant to the Pooling and Servicing Agreement, as supplemented by the the series 2002-3 supplement, dated as of June 13, 2002 (the “Series Supplement”) among the Seller, the Servicer and the Trustee, three classes of certificates, the class A certificates (the “Class A Certificates”), the class B certificates and the class C certificates were issued as a series (“Series 2002-3”).

WHEREAS, pursuant to Section 12.04 of the Pooling and Servicing Agreement and Series Supplement, the Seller, the Servicer, the Trustee, the Securities Intermediary and the Paying Agent entered into a Defeasance Trust Agreement, dated as of December 6, 2005 (the “Defeasance Trust Agreement”), under which the Seller was discharged from its obligations under the Pooling and Servicing Agreement and Series Supplement with respect to the Series 2002-3 certificates.

WHEREAS, on March 24, 2006, the Seller, the Servicer, the Trustee, the Paying Agent and the Securities Intermediary effected certain amendments to the Defeasance Trust Agreement.

WHEREAS, on March 14, 2007, the Seller, the Servicer, the Trustee, the Paying Agent and the Securities Intermediary effected certain amendments to the Defeasance Trust Agreement.

WHEREAS, pursuant to Section 13 of the Defeasance Trust Agreement, and by reference, Section 13.01(a) of the Pooling and Servicing Agreement, the Seller, the Servicer, the Trustee, the Paying Agent and the Securities Intermediary have agreed to amend certain terms of the Defeasance Trust Agreement on the date hereof to allow the Seller to transfer $1,000,000 in additional Class A Defeasance Collateral into the Class A Interest Funding Account.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Seller, the Servicer, the Trustee, the Paying Agent and the Securities Intermediary agree as follows:

I.           Definitions.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Defeasance Trust Agreement and the Pooling and Servicing Agreement, as applicable.

II.           Amendments to Section 1.  Section 1 of the Defeasance Trust Agreement is hereby amended by:

(A)           amending and restating the definition of “Class A Defeasance Collateral” as follows:

““Class A Defeasance Collateral” means (a) the Class A Principal Investments, (b) the Class A Initial Credit, (c) the Class A Second Credit, (d) the Class A Principal Funding Account, the Class A Interest Funding Account and all Permitted Investments and other property credited to any of the foregoing, and (e) all proceeds of any of the foregoing.”

(B)           inserting the following definitions in alphabetical order therein:

““Class A Second Credit” has the meaning specified in Section 4(a).”

““Third Amendment Date” means January 26, 2011.”

III.           Amendment to Section 4.  Section 4 of the Defeasance Trust Agreement is hereby amended by inserting the following sentence immediately after the second sentence of Section 4(a):

“On the Third Amendment Date, the Seller shall credit to the Class A Interest Funding Account, in immediately available funds, an amount equal to $1,000,000 (the “Class A Second Credit”).”

IV.           Amendments to Section 5.  Section 5 of the Defeasance Trust Agreement is hereby amended as follows:

(A)           The paragraph of text that was identified as Section 5 of the original Defeasance Trust Agreement is amended to now be identified as Section 5(a); and

(B)           A new subsection (b) is added to Section 5 of the Defeasance Trust Agreement and reads as follows:

“(b)           The Seller hereby irrevocably transfers, assigns and otherwise conveys to the Trustee, for the benefit of the Class A Certificateholders, as their interests are described in this Agreement, all of the Seller’s right, title, and interest in and to the Class A Second Credit (which shall constitute part of the Class A Defeasance Collateral).  The Trustee hereby acknowledges its acceptance of such conveyance and its receipt of the Class A Second Credit, and the Trustee shall retain exclusive control or possession of the Class A Second Credit in accordance with this Agreement.”

V.           Effectiveness.

This Amendment shall become effective upon receipt by the Seller, the Servicer, the Trustee, the Paying Agent and the Securities Intermediary of the following, each of which shall be reasonably satisfactory to such party:

(A)           notification in writing from each Rating Agency that the terms of this Amendment will not cause a Ratings Event;

(B)           an Officer's Certificate of the Servicer indicating that the conditions precedent for this Amendment have been met; and

(C)           counterparts of this Amendment duly executed by the parties hereto.

VI.           Miscellaneous.

Counterparts.  This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

Governing Law.  This Amendment shall be construed in accordance with the internal laws of the State of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

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IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their duly authorized officers as of the date first above written.

CITIBANK (SOUTH DAKOTA), NATIONAL ASSOCIATION, as Servicer

By:  /s/ Douglas C. Morrison
       --------------------------------------------
Name:  Douglas C. Morrison
Title:    Vice President

CITI OMNI-S FINANCE LLC,
as Seller

By:  /s/ Douglas C. Morrison
       --------------------------------------------
Name:  Douglas C. Morrison
Title:    President

THE BANK OF NEW YORK MELLON,
as Trustee

By:  /s/ Helen Lam
       --------------------------------------------
Name:  Helen Lam
Title:    Senior Associate

THE BANK OF NEW YORK MELLON, as Securities Intermediary

By:  /s/ Helen Lam
       --------------------------------------------
Name:  Helen Lam
Title:    Senior Associate

THE BANK OF NEW YORK MELLON, as Paying Agent

By:  /s/ Helen Lam
       --------------------------------------------
Name:  Helen Lam
Title:    Senior Associate

[SIGNATURE PAGE TO THIRD AMENDMENT TO SERIES 2002-3 DEFEASANCE TRUST AGREEMENT]